Exhibit 99.1

Contacts:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Signs Definitive Agreement to Acquire Two Properties in Indianapolis for $16.9 Million

BOSTON—(July 28, 2017) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) today announced it has executed a definitive agreement to acquire two Class B industrial properties in Indianapolis, Indiana for total consideration of $16.875 million. The purchase price includes approximately $8.5 million in cash, and the issuance of Plymouth’s Operating Partnership units valued at approximately $8.375 million. The properties are projected to provide an initial yield of 8.5%. The closing, which is subject to customary closing conditions, is expected to be completed within 30 days and would bring Plymouth’s acquisition volume since its June IPO to $54.4 million.

Located in Shadeland I-70 Business Park one mile from the major interchange of I-70 and I-495, the properties are 94% leased and comprised of a 562,497-square-foot building and a 44,374-square-foot building. The largest of the five tenants include Pratt Visual Solutions, a provider of graphic communications solutions, and MicroMetl, a manufacturer of HVAC accessories, which together account for 89% of the space.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “Indianapolis is an important distribution hub, and the East submarket has one of the lowest vacancy rates in the region. With their strong tenancy and excellent location, these buildings will be a great addition to our growing presence in Indiana. The ability to utilize our OP units in this transaction provides additional capital to execute our acquisition strategy.”

About Plymouth

Plymouth is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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